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Exhibit 10.9

LICENSE AGREEMENT

between

Arizona Technology Enterprises, The Brickyard—Suite 601
699 S. Mill Avenue
Room 691AA
Tempe, AZ 85281

(hereinafter referred to as "AZTE")

and

HELICOS BIOSCIENCES CORPORATION, One Kendall Square, Building 200, Cambridge, MA 02139, USA

(hereinafter referred to as "HELICOS")

PREAMBLE

        AZTE is the sole and exclusive licensee of the patent and patent applications listed in the attached Appendix A. HELICOS desires to license such patent and patent applications and AZTE desires to grant a license to HELICOS. Accordingly, AZTE and HELICOS agree as follows:

1.     Definitions

In this Agreement, unless the context otherwise requires:

1.1
"Field" shall mean nucleic acid sequencing-by-synthesis utilizing detection of optically-labelled nucleotides.

1.2
"HELICOS Affiliate" shall mean any corporation, partnership or other business organization that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, HELICOS. "Control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to direct the management and policies of such entity.

1.3
"Licensed Patents" shall mean the patents and patent applications listed in Appendix A as well as any continuation, continuation-in-part, division, extension, reissue, re-examination or substitution thereof and any patent issuing on any of the foregoing, and any and all foreign patents and patent applications claiming priority thereto.

1.4
"Licensed Process" shall mean any process that would, in the absence of the licenses granted herein, infringe one or more Valid and Enforceable Claim of any of the Licensed Patents.

1.5
"Licensed Product" shall mean any product that would, in the absence of the licenses granted herein, infringe one or more Valid and Enforceable Claim of any of the Licensed Patents, or, that when used, would constitute practice of a Licensed Process.

1.6
"Net Sales" shall mean the gross dollar amount received by HELICOS and HELICOS Affiliates from sales, license, use, or lease of a Licensed Product less deductions for returns (including withdrawals and recalls), sales rebates (price reductions), volume (quantity) discounts, sales taxes and other taxes directly linked to the sales, and customary duties and transportation costs incurred by HELICOS. Notwithstanding the foregoing, any deductions described above shall only be credited toward then due or future royalties payable by HELICOS, and shall not result in a refund of any amounts previously paid on Net Sales by HELICOS hereunder to AZTE.

1.7
"Second Licensed Patent" shall mean the first United States patent to issue based upon Appendix A or any of the applications filed pursuant to Section 5.1 below.

1.8
"Third Licensed Patent" shall mean the second United States patent to issue based upon Appendix A or any of the applications filed pursuant to Section 5.1 below.

1.9
"Territory" shall mean the world.

1.10
"Effective Date" shall mean March 16, 2005.

1.11
"Valid and Enforceable Claim" shall mean a claim of an issued patent in the Licensed Patents that has not been held to be invalid or unenforceable by a court or other governmental agency of competent jurisdiction over such issued patent in a proceeding from which no appeal can be or has been taken.

1.12
"Parent Applications" shall mean the patent applications listed in Appendix A.

2.     Grant

2.1
AZTE hereby grants to HELICOS and HELICOS Affiliates and HELICOS hereby accepts an irrevocable exclusive (as to all parties including AZTE) license, with the right to sublicense, under the Licensed Patents to make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import and have imported, license, have licensed, lease or have leased Licensed Products, and practice or have practiced Licensed Processes in the Territory for the life of the Licensed Patents, in the Field.

2.2
HELICOS shall provide AZTE with the material financial terms of any sublicense granted under this Agreement. HELICOS shall remain responsible to AZTE for payments due under any sublicense under this Agreement.

3.     Payment

3.1
As full consideration for the rights and licenses granted in Article 2 above, HELICOS shall pay to AZTE:

a)
a license issuance fee of three-hundred and fifty-thousand dollars ($350,000) due within thirty (30) days of the Effective Date of this Agreement;

b)
an annual license fee (the "Annual License Fee") of fifty-thousand dollars ($50,000) within thirty (30) days of each calendar anniversary of the Effective Date. Upon issuance of the Second Licensed Patent, the Annual License Fee shall be one-hundred-thousand dollars ($100,000) beginning with the payment due on the calendar anniversary of the Effective Date that follows the issue date of the Second Licensed Patent. In either case, any Annual License Fee due shall be credited against any royalty paid under Article 3.1(c) below; and

c)
a royalty of [***] of HELICOS' and HELICOS Affiliates' Net Sales of Licensed Products.

d)
In addition to any other amounts payable by HELICOS under this Agreement, HELICOS shall pay to AZTE [***] by HELICOS from sublicensees in consideration for rights to the Licensed Patents, including, without limitation, any royalties paid by sublicensees on sales of Licensed Products, license issuance fees, stand-still fees, or maintenance fees.

3.2
Transfers between HELICOS and HELICOS Affiliates shall not be subject to any royalty obligation, but in such cases, the royalty shall be calculated upon HELICOS' or HELICOS Affiliates' Net Sales of Licensed Products to an independent third party.

3.3
HELICOS shall pay AZTE a license maintenance fee of fifty-thousand dollars ($50,000) on the anniversary of the Effective Date for three years beginning on the first anniversary of the Effective Date.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

3.4
As further consideration for the license granted hereunder, within thirty (30) days of the Effective Date of this Agreement, HELICOS shall issue to AZTE 400,000 unvested shares of HELICOS common stock, par value $0.001 per share, subject to the terms and conditions set forth in this Section 3.4. All "unvested shares" shall be held in escrow by HELICOS in accordance with the terms hereof unless and until they become "vested shares." The unvested shares shall become vested shares (or shall "vest") as follows: (i) 200,000 shares immediately upon issuance of the Second Licensed Patent and (ii) 200,000 immediately upon issuance of the Third Licensed Patent. In the event that this Agreement is terminated, other than due to HELICOS' breach, AZTE shall sell to HELICOS (or HELICOS' assignee) all "unvested shares" in accordance with the procedures set forth below. AZTE may not sell, assign, transfer, pledge, encumber or dispose of ("Transfer") all or any unvested shares (except to HELICOS pursuant to this Section 3.4 or pursuant to Section 9.3 below), and may Transfer vested shares only in accordance with the transfer restrictions provided elsewhere in this Agreement. AZTE may not at any time transfer any shares to any individual, corporation, partnership or other entity that engages in any business activity that is in competition, directly or indirectly, with the products or services being developed, manufactured or sold by HELICOS. The purchase price (the "Repurchase Price") of such unvested shares (the "Repurchased Shares") shall be $0.001 per share. The sale of the Repurchased Shares, as described above, shall take place automatically upon termination of this Agreement, other than due to Helicos' breach; and AZTE hereby grants HELICOS an irrevocable power of attorney coupled with an interest to take any and all actions required to effect such sale. Such sale shall be effected by HELICOS' mailing of a check for the Repurchase Price to AZTE, upon which HELICOS shall become the legal and beneficial owner of the Repurchased Shares and all rights and interests therein or relating thereto, and HELICOS shall have the right to retain and transfer to its own name or cancel the Repurchased Shares being repurchased by it. With respect to any unvested shares that become vested shares, HELICOS, upon the written request of AZTE, shall promptly issue a new certificate for the number of shares which have become vested shares and shall deliver such certificate to AZTE and shall hold in escrow a new certificate for the remaining unvested shares in exchange for the certificate then being held in escrow. Subject to the terms hereof, AZTE shall have all the rights of a stockholder with respect to the unvested shares while they are held in escrow, including without limitation, the right to vote the unvested shares and receive any cash dividends declared thereon. If, from time to time while HELICOS is holding unvested shares in escrow, there is any stock dividend, stock split or other change in or respecting such shares, any and all new, substituted or additional securities to which AZTE is entitled by reason of its ownership of the unvested shares shall be immediately subject to this escrow, deposited in escrow and included thereafter as "unvested shares" for purposes of this Agreement and the repurchase rights of HELICOS. HELICOS represents and warrants that the 400,000 shares of common stock described in this Section 3.4 represents        % of the fully diluted, fully converted equity of HELICOS on the date hereof. With respect to all common stock issued to AZTE hereunder, AZTE shall be granted any and all rights, existing today, or that may be granted in the future, to common stockholders of HELICOS as a class, including, without limitation, any registration rights, co-sale rights or participation rights in future equity/debt offerings.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

4.     Reports—Times of Payment and Taxes

4.1
HELICOS shall, within sixty (60) days after each semi-annual period (ending July 30 and January 31st) during the Term of this Agreement, provide AZTE with an accounting of Net Sales of Licensed Products (described by volume sold, product type and unit price) in each country of the Territory in which Net Sales have occurred during such semiannual period, and the royalty due with respect to such Net Sales. At the same time HELICOS shall pay the royalty due, if any. If no royalty is due, then HELICOS shall pay 1/2 of the applicable Annual License fee provided in Article 3.1(b) above. If the royalty due is less than 1/2 of the applicable Annual License fee for the period covered by such report, then HELICOS shall pay the royalty due and the difference between 1/2 of the Annual License fee and the royalty paid. All payments shall be paid in US dollars to an account designated by AZTE in writing.

4.2
On an annual basis, beginning one year after the Effective Date, HELICOS shall provide to AZTE a report that reasonably summarizes certain commercial milestones that may have occurred during the preceding year. Such report shall be limited to the placement of instruments, contracts for the provision of services (excluding maintenance contracts and the like), and commercial sales.

4.3
Taxes, if any, levied on AZTE by a government of any country on payments made by HELICOS to AZTE hereunder shall be borne by AZTE. There shall be no deduction from amounts payable under this Agreement for any amount of withholding tax owed by HELICOS for which HELICOS is entitled to a rebate.

4.4
HELICOS shall keep or have kept on its behalf complete and accurate records of the sales of Licensed Products, in accordance with generally accepted accounting principles. AZTE shall have the right, at its expense, through an independent certified public accountant selected by AZTE and reasonably acceptable to HELICOS (provided that any one of the big "four" accounting firms shall be deemed acceptable), to examine such records during normal business hours, and upon reasonable advance notice, within three (3) years after the end of the royalty period to which such records relate, for the sole purpose of verifying Net Sales of Licensed Products and any royalty or other amounts due; provided, however, that such examination shall not take place more than once annually. Any information obtained as a result of such accountant's examination shall be maintained in confidence, except that such accountant may disclose to AZTE the amount of any discrepancy between royalties due and payable under this Agreement and payments actually made by HELICOS hereunder to the extent necessary to enable AZTE to collect any underpayment. The inspection of records shall be at AZTE's sole cost and expense, unless such examination reveals that reported royalties have been understated by more than five percent (5%) from royalties due, in which case the costs and expenses of such inspection shall be paid by HELICOS.

4.5
If HELICOS should fail to pay any amount specified under this Agreement at the due date thereof, the amount owed shall bear interest at one percent (1%) per month, but in no event more than an amount legally allowed from the due date until paid.

5.     Patent Prosecution

5.1
Upon execution of this Agreement, HELICOS shall prosecute the Licensed Patents, in the name of The Arizona Board of Regents on behalf of Arizona State University ("ASU"). HELICOS shall be responsible for prosecution and maintenance of such applications and any issued patents resulting therefrom using legal counsel of its choice. HELICOS shall pay all costs and fees associated with prosecution and maintenance of such applications and patents. HELICOS shall keep AZTE informed of the filing and progress of the prosecution of such applications, shall copy AZTE on all drafts and filings, and shall give AZTE the opportunity to comment on all proposed prosecution actions, including, but not limited to, claims filed, patent filings, arguments and comments made in the course of prosecution, and prosecution strategy.

5.2
If, during prosecution of a patent application referred to in Section 5.1 above, the United States Patent Office declares an interference with a third party, HELICOS shall pursue in a separate patent application any claims not designated as corresponding to the interference count.

5.3
In the event that AZTE disagrees with claims that HELICOS submits or proposes to submit in any of the Licensed Patents, the parties shall attempt in good faith to resolve such disagreement. If the parties cannot resolve such disagreement, AZTE shall be permitted to provide no more than fifteen (15) additional claims to HELICOS, and HELICOS shall incorporate such additional claims into the subject patent application.

5.4
In the event that AZTE has submitted additional claims pursuant to Section 5.3 above, but disagrees with the manner in which HELICOS is prosecuting such claims, AZTE shall have the right, at its own expense, to file a separate patent application, which shall be licensed to HELICOS under the terms and conditions of this Agreement, containing such claims as were submitted to HELICOS (which claims shall be cancelled in the HELICOS application). However, notwithstanding the foregoing, if the United States Patent and Trademark Office determines that claims submitted by AZTE in such separate patent application are directed to the same patentable invention (as that term is defined in 37 CFR 1.601(n)) as claims being pursued by HELICOS in the Parent applications or in any application claiming priority to the Parent Applications, then AZTE agrees to modify its claims or abandon its separate patent application.

5.5
At the request and expense of HELICOS, AZTE shall cooperate in the preparation and execution of all documents necessary or desirable to perfect the filing, advance the prosecution and effect the issuance of such patents or applications in the United States and foreign countries.

5.6
The parties to this Agreement contemplate that there may be scientific information exchanged in collaboration between AZTE and HELICOS relating to the Licensed Patents. Subject to any further written agreement between the parties regarding such subject matter, any invention jointly conceived and/or reduced to practice as a result of such collaboration relating to the Licensed Patents shall be jointly owned by the parties hereto and the rights of AZTE in such invention, and in any patent or patent application based thereon, shall be licensed to HELICOS under the terms set forth in Section 2 above. Any invention jointly conceived and/or reduced to practice as a result of any other discussions or collaboration between HELICOS and AZTE not relating to the Licensed Patents shall not be subject to the Terms of this Agreement.

6.     Enforcement of Licensed Patents

6.1
Each party shall notify the other promptly in writing upon becoming aware of any third party infringement of any of the Licensed Patents. HELICOS shall have the sole and exclusive first right, but not the obligation, at its expense and using counsel of its choice, to initiate legal proceedings against the infringer in respect of any such third party infringement of the Licensed Patents in the Field, and AZTE hereby agrees to be named as a plaintiff in any such action at the sole expense of HELICOS. Any damages, costs, awards, fees or recoveries paid by any third party in connection with any proceeding initiated or prosecuted at HELICOS's expense (whether by way of settlement or otherwise) shall be split as follows: (1) HELICOS shall recover all out-of-pocket legal fees incurred in connection with prosecuting such third-party; (2) of the remainder, HELICOS shall receive eighty percent (80%) and AZTE shall receive twenty percent (20%). HELICOS shall not enter into any settlement of any infringement action under this Section 6 without the prior written consent of AZTE, which consent shall not be unreasonably withheld or delayed. AZTE shall fully cooperate with and provide all assistance reasonably requested by HELICOS in any action initiated by HELICOS hereunder, provided that HELICOS pays AZTE for any reasonable costs and expenses incurred by AZTE or otherwise due in connection with providing such assistance.

6.2
If HELICOS is not able or not willing to take action against an infringer, upon becoming aware of any third-party infringement of any of the Licensed Patents, HELICOS shall, within a reasonable time, but not more than 60 days after becoming aware of the infringement, notify AZTE that it will not take action against the infringer. AZTE, after giving HELICOS written notice of its intention to do so, may at its own expense, initiate legal proceedings against the infringer. AZTE shall keep HELICOS informed of the progress of the action, and HELICOS shall be entitled to engage separate counsel at its own expense. Notwithstanding the foregoing, HELICOS can join any action by AZTE at its own expense. Any damages, costs, awards, fees or recoveries paid by any third party in connection with any proceeding initiated or prosecuted at AZTE's expense (whether by way of settlement or otherwise) shall be split as follows: (1) AZTE shall recover all out-of-pocket legal fees incurred in connection with prosecuting such third-party; (2) of the remainder, AZTE shall receive eighty percent (80%) and HELICOS shall receive twenty percent (20%).

7.     Term and Termination

7.1
HELICOS may terminate this Agreement by providing written notice to AZTE at least sixty (60) days before the termination is to take effect, provided that HELICOS pays all licensing fees under Article 3 accrued prior to the date of such termination. In the event HELICOS terminates this Agreement in accordance with this Section 7.1, HELICOS shall provide AZTE with a final accounting of royalties due under Article 3.1(c) and shall pay such amount prior to the date on which termination is to take effect.

7.2
In the event that either party materially defaults in the performance of its obligations hereunder, the other party shall have the right to give the party in default written notice requiring it to cure such default. If the default is not remedied within fifteen (15) days after receipt of such notice, the notifying party shall be entitled to terminate this Agreement by giving notice to take effect immediately.

7.3
This Agreement shall automatically terminate if either party files a petition in bankruptcy or insolvency before a court of competent jurisdiction or applies for the appointment of receiver or trustee concerning its assets, or if either party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after its filing, or if either party dissolves or ceases to conduct its business.

7.4
Termination of this Agreement, by expiration or otherwise for any reason, shall be without prejudice to: AZTE's right to receive all payments and royalties due and accrued and unpaid as of the effective date of the termination. The parties' respective obligations under Section 4, 8, 9, 10 and 3.4 shall survive termination of this Agreement.

8.     Representations and Warranties

8.1
AZTE represents and warrants that (i) it is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933 (the "Securities Act"), and (ii) any common stock acquired by it under this Agreement shall be acquired for its own account and for the purpose of investment and not with a view to distribution or resale thereof. The acquisition by AZTE of the common stock acquired by it shall constitute a confirmation of the representations and warranties made by AZTE as at the date of such acquisition. AZTE further represents that it understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 as promulgated by the Securities and Exchange Commission, all certificates evidencing any of the common stock shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS."

8.2
AZTE further represents and warrants to HELICOS that:

(a)
it is the sole and exclusive licensee of the entire right, title, and interest in and to the Licensed Patents free and clear of all liens, charges and encumbrances other than as a result of government funding, and that ASU does not have additional patents or patent applications having a common date of priority with any of the Licensed Patents pertaining to the subject matter of the Licensed Patents where Peter Williams is a named inventor;

(b)
AZTE is a limited liability company duly organized and existing under the laws of the State of Arizona, and has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated thereby;

(c)
this Agreement does not and will not conflict with, contravene, or constitute a default under or violation of any provision of applicable law binding upon AZTE, or any agreement, commitment, instrument or other arrangement to which AZTE is or shall become a party or by which it is or shall become bound;

(d)
AZTE has not granted, licensed, assigned, transferred or otherwise conveyed any right or interest in the Licensed Patents to any person or entity, and no other person or entity has any right or interest in the Licensed Patents; and

(e)
AZTE has not relied on any oral or written statements or any other materials provided by HELICOS in connection with this Agreement or the issuance of the Shares and that the decision to enter into this Agreement is based solely on AZTE's independent due diligence.

8.3
HELICOS represents and warrants to AZTE that:

(a)
HELICOS is a corporation duly organized and existing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated thereby; and

  (b)
  this Agreement does not and will not conflict with, contravene, or constitute a default under or violation of any provision of applicable law binding upon HELICOS, or any agreement, commitment, instrument or other arrangement to which HELICOS is a party or by which it is bound.

  (c)
  HELICOS has duly authorized the issuance and sale of the shares issued pursuant to Section 3.4 (the "Shares") upon the terms of this Agreement by all requisite corporate action. The Shares, when issued, shall be deemed fully paid for, and will represent duly authorized, validly issued and non-assessable shares of HELICOS.

8.4
NEITHER AZTE, ASU NOR ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES OR AGENTS (COLLECTIVELY FOR THE PURPOSES OF THIS SECTION 8, "ASU"), MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, REGARDING THE LICENSED PATENTS OR THE USE THEREOF, AND ALL SUCH PARTIES SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY SUBJECT MATTER HEREUNDER OR USE THEREOF, AND NO SUCH PARTY ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY HELICOS, AFFILIATE, OR SUBLICENSEES OF LICENSED PRODUCTS. HELICOS has not relied on any oral or written statements or any other materials provided by ASU (including, without limitation, any researchers or faculty members) in connection with this Agreement and that the decision to enter into this Agreement is based solely on HELICOS' independent due diligence.

8.5
Neither AZTE nor ASU shall have any liability or obligation in respect of any infringement of any patent or other right of third parties due to HELICOS', or its Affiliate's or sublicensee's activities under the license granted. In no event shall AZTE or ASU be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Licensed Products regardless of the legal theory. The limitations on liability contained in this Article apply even though AZTE or ASU may have been advised of the possibility of such damage.

8.6
HELICOS hereby agrees to indemnify, defend, save and hold AZTE, its members, managers, directors, officers, employees, and agents, ASU, the ASU Foundation, and their respective regents, directors, officers, employees and agents, and the State of Arizona, harmless from and against any third party claims, demands, or actions alleging or seeking recovery or other relief for any liability, cost, fee, expense, loss, or damage arising or resulting from the use of Licensed Patents or Licensed Products by HELICOS, its customers or end-users or its sublicensees or their customers or end-users, however the same may arise. HELICOS shall not, and shall require that its Affiliates and sublicensees not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that, as to AZTE or ASU, are inconsistent with any disclaimer or limitation included in this Section 8.

8.7
HELICOS shall use commercially-reasonable efforts to develop, manufacture, and sell Licensed Products. Without limiting the foregoing, HELICOS shall have placed at least one (1) alpha unit for pilot testing within twenty-four (24) months of the Effective Date, and must finalize the first commercial sale of a Licensed Product within thirty six (36) months of the Effective Date. If HELICOS fails to meet the milestones recited in this paragraph, the exclusive license granted herein shall become non-exclusive.

8.8
HELICOS shall in the performance of any investigation, testing, and solicitation of government approvals pertaining to the use of the Licensed Patents, exercise at least the same degree of diligence which any reasonable and prudent manufacturer exercises in the investigation, testing, and solicitation of government approvals for an invention of similar class or utility invented by employees of and owned by the manufacturer

9.     Miscellaneous

9.1
This Agreement and the licenses herein granted shall not be assigned by HELICOS, and HELICOS shall not delegate its obligations hereunder, to any party without the prior written consent of AZTE, which shall not be unreasonably withheld or delayed, provided, however, that no such consent shall be required in connection with the sale of all or substantially all of HELICOS' business or assets related to the Licensed Products. HELICOS shall give AZTE written notice of such assignment and obtain HELICOS' assignee's written agreement to abide by the terms of this Agreement and assume all of HELICOS' obligations under this Agreement.

9.2
In the event that AZTE files a petition in bankruptcy or insolvency before a court of competent jurisdiction, is served with an involuntary petition against it, filed in any insolvency proceeding and such petition is not dismissed within sixty (60) days, or applies for the appointment of a receiver or trustee concerning its assets, HELICOS shall have the right to repurchase any HELICOS common stock issued to AZTE pursuant to this Agreement at its then fair market value as determined in good faith by the Board of Directors of HELICOS.

9.3
HELICOS hereby grants AZTE the one-time right, to be exercised in AZTE's sole discretion, to purchase shares of the class or series of equity securities issued in connection with HELICOS' next private placement equity financing after the date hereof resulting in aggregate proceeds to HELICOS in excess of $5,000,000 (a "Qualifying Financing") on the terms and conditions as set forth in this Section 9.3. In the event that HELICOS proposes an issuance of any of its securities other than Excluded Stock (as defined below) in a Qualifying Financing, it shall give written notice of such issuance to AZTE. HELICOS' written notice to AZTE shall describe the securities proposed to be issued by HELICOS and specify the number, price and payment terms. AZTE shall have the one-time right, for a period of ten (10) days from such notice, to purchase at the same price and on the same terms and conditions, that number of additional securities of HELICOS as would be necessary to preserve AZTE's percentage ownership of outstanding common stock of HELICOS (on a fully- diluted, as converted basis) as of the time immediately prior to such issuance. AZTE may accept HELICOS' offer, only as to the full number of securities offered to AZTE, by written notice to HELICOS prior to the expiration of the aforesaid ten (10) day period. For purposes of this Section 9.3, the term "Excluded Stock" shall mean HELICOS securities (i) issued to employees or consultants as compensation, (ii) issued as a dividend or distribution to shareholders, (iii) issued in connection with any financing of HELICOS or to brokers or placement agents in connection with any sale of securities.

9.4
This Agreement constitutes the entire agreement between the parties and supersedes all previous Agreements, understandings and arrangements, whether written or oral, with respect to the subject matter hereof.

9.5
No amendments, changes, modifications or alterations of this Agreement shall be binding upon either party unless in writing and signed by both parties.

9.6
Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike or riot, provided that the non-performing party uses commercially reasonable efforts to remove such causes of non-performance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

9.7
All titles and captions in this Agreement are for convenience only and shall not be interpreted as having any substantive meaning.

9.8
In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any law, such provision or requirement shall not be enforced but replaced by a valid and enforceable provision or requirement which will achieve as far as possible the business intentions of the parties. All other provisions and requirements of this Agreement, however, shall remain in full force and effect.

9.9
Neither party will issue any press release or other public announcements relating to this Agreement without obtaining the other party's written approval (other than as required by law) which approval will not be unreasonably withheld.

9.10
This Agreement and the grant of the license described herein are subject to the terms of the Bayh-Dole Act, 35 U.S.C. 200-212, and its applicable regulations and the rules of the Arizona Board of Regents.

10.   Confidentiality

10.1
AZTE and HELICOS agree that the content of this Agreement as well as any financial or other information that either party may learn from the other during the term of this Agreement shall be treated confidentially by both AZTE and HELICOS.

10.2
In the case of scientific discussions between AZTE, ASU and its employees and HELICOS, whether orally or in writing, the parties mutually agree to maintain in confidence any Confidential Information exchanged between them. For purposes of this Section, Confidential information shall be any disclosure of proprietary information by one party to the other that is marked or, in the case of oral disclosure is confirmed in writing within thirty (30) days of such disclosure, as being confidential information of the party. The parties mutually agree not to disclose such Confidential Information to any third party. Confidential Information under this Section shall not include any information that is or becomes publicly available without breach of this Section or information that is known to the party receiving it prior to disclosure by the other party.

10.3
Notwithstanding the provisions of Section 10, ASU and HELICOS and its Affiliates reserve the right to publish (and teach) information of scientific importance; provided, however, that (i) the know-how or the material part of it shall, prior to such publication, have been made the subject of a United States patent application, or (ii) the other party shall have given its prior written agreement to the publication without filing a patent application. Each party shall furnish the other party with a copy of every relevant publication by the first party pursuant to this Article, prior to publication of the information. The other party receiving the intended publication shall have thirty (30) days from receipt of the intended publication to indicate to the party intending publication any reasonable revisions or deletions it deems necessary to protect its proprietary rights or to avoid publication of any information which may prejudice or jeopardize potential patent rights, and the party intending publication agrees to make revisions or deletions. Submission of the intended publication may be delayed for an additional forty-five (45) days following the initial thirty (30) day period for the purposes of preparing related patent applications if in the reasonable judgment of one of the parties these patent applications are considered necessary and disclosure would jeopardize potential protection.

11.   Notices

  Any notice required or permitted to be given under this Agreement shall be considered properly given if sent by mail, facsimile, or courier delivery to the respective address of each party as follows:

If to HELICOS:	HELICOS BIOSCIENCES CORPORATION One Kendall Square, Bldg. 200 Cambridge, MA 02139, U.S.A. Attn.: Thomas C. Meyers Fax: 617.551.4751
If to AZTE:	Arizona Technology Enterprises The Brickyard, Suite 601 699 S. Mill Avenue Tempe, AZ 85281 Attn.: Andrew Wooten Fax: 480-965-0421

12.   Governing Law and Jurisdiction

  Any dispute under this Agreement shall be adjudicated under the laws of the State of Delaware without regard to its choice of law principles. Both parties to this Agreement agree to submit to the jurisdiction of the Federal District Court in Delaware.

Agreed as of                        :

HELICOS BIOSCIENCES CORP.		ARIZONA TECHNOLOGY ENTERPRISES
By:	/s/ Stanley N. Lapidus	By:	/s/ Peter Slate
Name:	Stanley N. Lapidus	Name:	Peter Slate
Title:	President & CEO	Title:	CEO
Date:	3/15/05	Date:	3/15/05

Appendix A

Licensed Patents

Number:	[***]
Type:	Utility Patent
Country:	United States
Status:	Issued
Title:	[***]
Number:	[***]
Type:	[***]
Country:	United States
Status:	Pending
Title:	[***]
Number:	[***]
Type:	Parent Application
Country:	United States
Status:	Pending
Title:	[***]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

QuickLinks

  Exhibit 10.9
PREAMBLE
Appendix A